Exhibit 5.1

August 3, 2021

Worksport Ltd.

2130 Rutherford Rd. Suite 414

Vaughan, Ontario, Canada L4K 0B1

RE:	Worksport Ltd.
462(b) Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted counsel to Worksport Ltd., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “462(b) Registration Statement”), filed on August 3, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”), which incorporates by reference the Company’s Registration Statement on Form S-1, as amended (File No. 333-256142), (the “Initial Registration Statement”).

The 462(b) Registration Statement relates to the public offering and sale of the following additional securities of the Company (the “Securities”):

1.	$7,376,998 aggregate sales price of units (the “Units”) to be offered and sold by the Company, each Unit consisting of one share of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Shares”), and one warrant to purchase one share of Common Stock of the Company (the “Warrants”);

2.	Shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”);

3.	The Warrant issuable the Representative (as defined below), or its designees, pursuant to the Underwriting Agreement (as defined below) (the “Representative’s Warrant”); and

4.	The shares of Common Stock of the Company issuable upon exercise of the Representative’s Warrants (the “Representative’s Warrant Shares”).

The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”), dated August 3, 2021, between the Company and Maxim Group LLC, as the representative of the underwriters listed on Schedule I thereto (the “Representative”), the form of which has been filed as Exhibit 1.1 to the Initial Registration Statement. The Warrants will be issued under a Warrant Agent Agreement (the “Warrant Agent Agreement”) between the Company and EQ by Equiniti, as warrant agent (the “Warrant Agent”).

In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies, certified or otherwise identified to our satisfaction of: (i) the 462(b) Registration Statement and the Initial Registration Statement, (ii) the Underwriting Agreement, (iii) the Amended and Restated Articles of Incorporation of the Company, (iv) the Amended and Restated Bylaws of the Company, (v) certain resolutions of the Board of Directors of the Company regarding the offering. We also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have also examined such questions of law as we have considered necessary.

 In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures, the legal capacity of any natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, it is our opinion that:

1.	The Units, when offered, sold, issued, and delivered by the Company as described in the 462(b) Registration Statement and the related prospectus and in accordance with, and in the manner set forth in, the Underwriting Agreement (including, without limitation, the payment in full of all applicable consideration therefor) will constitute binding obligations of the Company to the extent governed by New York law.

2.	The Shares have been duly and validly authorized, and when the Shares have been issued, delivered, and paid for in accordance with the terms of the Underwriting Agreement, such Shares will constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Company.

3.	The Warrants, when offered, sold, issued, duly executed, and delivered by the Company and the Warrant Agent in accordance with and in the manner described in the 462(b) Registration Statement, the Underwriting Agreement, the Warrant Agency Agreement, and the Warrants, will constitute binding obligations of the Company.

4.	The Warrant Shares have been duly and validly authorized, and when the Warrant Shares have been issued, delivered, and paid for in accordance with the terms of the Warrants, such Warrant Shares will constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Company.

5.	The Representative’s Warrants, when offered, sold, issued, duly executed, and delivered by the Company in accordance with and in the manner described in the 462(b) Registration Statement, the Underwriting Agreement, and the Representative’s Warrant, will constitute a binding obligation of the Company.

6.	The Representative’s Warrant Shares have been duly and validly authorized, and when the Representative’s Warrant Shares have been issued, delivered, and paid for in accordance with the terms of the Representative’s Warrant, such Representative’s Warrant Shares will constitute validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The opinions above are limited to matters involving the Nevada Revised Statutes and the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the use of this opinion as Exhibit 5.1 to the462(b) Registration Statement and further consent to all references to us, if any, in the 462(b) Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion is rendered on and speaks only as of the date of this letter first written above and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event, or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very Truly Yours,

/s/ Carmel, Milazzo & Feil LLP
Carmel, Milazzo & Feil LLP